Exhibit 99.1

FOR IMMEDIATE RELEASE

RMS MEDICAL PRODUCTS ANNOUNCES REBRANDING TO KORU MEDICAL SYSTEMS

NEW TICKER SYMBOL “KRMD”

CHESTER, NY – October 23, 2019 - Repro Med Systems, Inc. (NASDAQ: REPR) (“the Company”) today announced a new dba name, KORU Medical Systems, which the Company will begin using in place of RMS Medical Products on October 24, 2019. Reflecting this change, the Company’s common stock will commence trading under the new ticker symbol “KRMD” on the NASDAQ effective October 24, 2019.

The Company announced the rebranding on the eve of this year’s Immunoglobulin National Society Conference (IgNS 2019) in Las Vegas, Nevada, a unique, multi-disciplinary gathering of nurses, pharmacists, physicians, and Ig industry leaders. The Company’s management team and board of directors will be attending IgNS 2019.

“Our decision to rebrand the Company reflects the great strides we have made in evolving our corporate culture, mission, and philosophy to a more patient-centric focus,” said Don Pettigrew, President and CEO.

“The rebranding is inspired by the koru, a widely recognized symbol of a spiral-shaped, unfurling fern that represents new life and new beginnings,” said Mr. Pettigrew.  “KORU Medical Systems’ focus on providing patients’ new beginnings with our at-home infusion systems is at the heart of our brand.”

On October 24, 2019 the Company’s email address will change to the domain @korumedical.com and its home page will become www.korumedical.com.

The Committee on Uniform Securities Identification Procedures (CUSIP) number assigned to the Company’s common stock will remain the same.  The dba name change will not affect the rights of the Company’s stockholders. The Company’s corporate name, Repro Med Systems, Inc., will not change as a result of the dba name change at this time.

About the Company

The Company develops, manufactures and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings.

Forward-Looking Statements

The statements contained herein include prospects, statements of future expectations and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties, identified by words such as “will.” Actual results, performance or events may differ materially from those expressed or implied in such forward-looking statements. Factors that may cause actual results to differ materially from current expectations and other risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC and the Company’s website. The Company undertakes no obligation to update any forward-looking statements.

Contacts:

The Equity Group Inc.
Devin Sullivan	Kalle Ahl, CFA
Senior Vice President	Vice President
212-836-9608	212-836-9614
mailto: dsullivan@equityny.com	kahl@equityny.com